LONESTAR ANNOUNCES EAGLE FORD SHALE ACQUISITION,
INCREASED SENIOR SECURED CREDIT FACILTY
Fort Worth, Texas, November 19, 2018 (PRNewswire) — Lonestar Resources US Inc. (NASDAQ: LONE (including its subsidiaries, “Lonestar,” “we,”, “us,” “our” or “the Company”) announced that it had closed the acquisition of producing properties in the Eagle Ford Shale play (the “Acquisition”). Lonestar paid $38.7 million for a 3,084 gross / 2,706 net acres in the Sugarkane Field in DeWitt County, Texas from Sabine Oil & Gas Corporation (and an affiliate) and Alerion Gas AXA, LLC. The properties, 95% of which are operated, currently produce 800 boe/d from 20 wells. Estimated annualized EBITDAX from this level of production is $6 million. The effective date of the acquisition is August 1, 2018. Lonestar has identified 26 Lower Eagle Ford drilling locations, with additional drilling potential in the Upper Lower Eagle Ford, the Upper Eagle Ford and the Austin Chalk.
Lonestar internally estimates that Proved reserves associated with the acquisition total 13.0 MMBOE, 3.2 MMBOE of which is Proved Developed Producing. 100% of these reserves are associated with the Lower Eagle Ford Shale. Based on the NYMEX Strip on November 15th (the day of closing), the Proved reserves have PV-101 of $77.0 million.
To account for the additional volumes associated with the acquired producing wells, Lonestar is raising its 2019 outlook. The Company is increasing its 2019 production outlook from a range of 13,000 – 14,000 boe/d to 13,700-14,700 boe/d and increasing its 2019 EBITDAX outlook from a range of $140-$160 million to $145-$165 million.
Lonestar also announced that its wholly-owned subsidiary, Lonestar Resources America Inc., has closed an upsized and enhanced Senior Secured Credit Facility (the “Credit Facility”). Lonestar’s borrowing base was increased from $190 million to $275 million. As of September 30, 2018, and proforma for the Acquisition, borrowings under the Credit Facility were $163.9 million, leaving $111.1 million of liquidity available under the new borrowing base. Lonestar’s Credit Facility has also been amended favorably to the Company in that: 1) the interest rate grid that the Company pays has been reduced by 0.5%; and 2) the term of the Credit Facility was extended from July 2020 to November 2023.
Lonestar’s Chief Executive Officer, Frank D. Bracken, III, commented, “This acquisition is a continuation of Lonestar’s core strategy of accretively expanding its Eagle Ford Shale position while maintaining a returns-focused investment approach. We have added meaningfully to our position in DeWitt County, in an area that features some of the thickest Lower Eagle Ford Shale in the Sugarkane Field. We believe the application of our Geo-Engineered drilling and completion process can yield highly productive wells that yield high rates of return on our invested capital. As is typically the case with our acquisitions, we see potential to increase lateral lengths and further enhance returns.”
Bracken concluded, “In combination with our expanded and enhanced Credit Facility, we have financed the Acquisition in a manner that leaves Lonestar with the highest level of liquidity in the Company’s history while expanding our Eagle Ford Shale position in an attractive part of the play.”
UBS Investment Bank acted as exclusive transaction advisor to Sabine.

About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

1 PV‐10 is a non‐GAAP financial measure and represents the present value of estimated future cash inflows from proved crude oil and natural gas reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash inflows and using the unweighted arithmetic average of the first‐day‐of‐the‐month price for each of the preceding twelve months. PV‐10 differs from the Standardized Measure because it does not include the effect of future income taxes.

Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Amended Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2018 and subsequently filed quarterly reports on Form 10-Q and 10-Q/A. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.